Exhibit 99.3

LETTER TO DTC PARTICIPANTS

REGARDING THE

OFFER TO EXCHANGE

6.750% SENIOR NOTES DUE 2027 AND RELATED GUARANTEES

FOR

6.750% SENIOR NOTES DUE 2027 AND RELATED GUARANTEES

OF

CENTURY COMMUNITIES, INC.

PURSUANT TO THE PROSPECTUS DATED                 , 2020

144A CUSIP: 156504 AJ1

REG S CUSIP: U15662 AE6

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON THE EVENING OF                 , 2020 (THE 25TH BUSINESS DAY FOLLOWING COMMENCEMENT OF THE EXCHANGE OFFER), UNLESS EXTENDED (THE “EXPIRATION DATE”).

                , 2020

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is a prospectus dated                 , 2020 (the “Prospectus”), of Century Communities, Inc., a Delaware corporation (the “Issuer”), and a Letter of Transmittal (the “Letter of Transmittal”) that together constitute the offer (the “Exchange Offer”) by the Issuer to exchange up to $500,000,000 aggregate principal amount of any and all of its outstanding privately offered and placed 6.750% Senior Notes due 2027 and related guarantees issued on May 23, 2019 (the “Initial Notes”) for an equal aggregate principal amount of its new 6.750% Senior Notes due 2027 and related guarantees (the “Exchange Notes”) that are registered under the Securities Act of 1933, as amended (the “Securities Act”), upon the terms and conditions set forth in the Prospectus. The Prospectus and Letter of Transmittal more fully describe the Exchange Offer. Capitalized terms used but not defined herein have the meanings given to them in the Prospectus.

We are asking you to contact your clients for whom you hold Initial Notes registered in your name or in the name of your nominee. In addition, we ask you to contact your clients who, to your knowledge, hold Initial Notes registered in their own name.

Enclosed are copies of the following documents:

1.	The Prospectus;

2.	The Letter of Transmittal for your use in connection with the tender of Initial Notes and for the information of your clients;

3.

The Notice of Guaranteed Delivery (the “Notice of Guaranteed Delivery”) to be used to accept the Exchange Offer if the Initial Notes and all other required documents cannot be delivered to U.S. Bank National Association (the “Exchange Agent”) prior to the Expiration Date; and

4.

A form of letter that may be sent to your clients for whose accounts you hold Initial Notes registered in your name or the name of your nominee, with space provided for obtaining the clients’ instructions with regard to the Exchange Offer.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program.

Please note that the Exchange Offer will expire at 5:00 P.M., New York City time, on the evening of                 , 2020 (the 25th Business Day Following Commencement of the Exchange Offer), unless extended by the Issuer. We urge you to contact your clients as promptly as possible.

You will be reimbursed by the Issuer for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

Additional copies of the enclosed material may be obtained from the Exchange Agent, at the address, telephone number, and email address set forth below.

Very truly yours,

U.S. Bank National Association

Corporate Trust Support Services

111 Fillmore Avenue East

St. Paul, MN 55107

Attention: Specialized Finance Department

(800) 934-6802

escrowexchangepayments@usbank.com

Nothing herein or in the enclosed documents shall constitute you or any person as an agent of the Issuer or the Exchange Agent, or authorize you or any other person to make any statements on behalf of either of them with respect to the Exchange Offer, except for statements expressly made in the Prospectus and the Letter of Transmittal.

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